Exhibit 21.1

Subsidiaries of Porter Bancorp, Inc.

Direct Subsidiary	Jurisdiction of Organization	Does Business As
PBI Bank	Kentucky	PBI Bank
USAccess Statutory Trust I	Connecticut	USAccess Statutory Trust I
BBA Statutory Trust I	Connecticut	BBA Statutory Trust I
Ascencia Statutory Trust I	Connecticut	Ascencia Statutory Trust I
Porter Statutory Trust I	Connecticut	Porter Statutory Trust I
Porter Statutory Trust II	Connecticut	Porter Statutory Trust II
Porter Statutory Trust III	Connecticut	Porter Statutory Trust III

Indirect Subsidiary	Jurisdiction of Organization	Does Business As	Parent Entity
PBI Title Services, LLC	Kentucky	PBI Title Services, LLC	PBI Bank